EXHIBIT 23.1:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 9, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Oil-Dri Corporation of America on Form 10-K for the year ended July 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Oil-Dri Corporation of America on Forms S-8 (File Nos. 333-139550, 333-236912 and 333-277738).

/s/ GRANT THORNTON LLP

Chicago, Illinois
October 9, 2025